EXHIBIT 99.1

Guided Therapeutics Reports Second Quarter 2016 Financial Results; Year to Date Revenue Up 71% Over Same Period Last Year

Key Highlights:

•	100th LuViva® Advanced Cervical Scan shipped in Q2
•	60,000 Cervical Guides sold to date
•	Continued growth in the Latin America and Eastern Europe
•	Regulatory approval granted in Costa Rica
•	License deal for China

Norcross, GA (August 17, 2016) -- Guided Therapeutics, Inc. (OTCQB: GTHP), developer of the LuViva® Advanced Cervical Scan, a non-invasive device used to detect cervical disease instantly and at the point of care, today announced financial results for the second quarter 2016.

“We reached a milestone during the second quarter by shipping our 100th LuViva, which we sold to Nairobi County, Kenya, bringing to 102 the total number of devices sold,” said Gene Cartwright, Chief Executive Officer of Guided Therapeutics. “This pushed our sales for the first six months to $391,000, an increase of 71% over the same period in 2015.”

“In addition to shipping units to Kenya, we shipped devices to Bulgaria and the Dominican Republic. Subsequent to the quarter, LuViva was approved for sale in Costa Rica by the Ministry of Health. Additionally, we sold devices and related disposable Cervical Guides to Russia and Bangladesh. To date, we have shipped more than 60,000 disposables,” Mr. Cartwright added.

“During the quarter, we completed a licensing agreement for China and other territories in Southeast Asia. The terms of the agreement provided for $200,000 in near-term cash payments, the potential for up to $1.0 million to pay for advancing U.S. Food and Drug Administration approval for LuViva, and funding to secure Chinese regulatory approval of LuViva, and will provide us with a royalty on disposables sold in the territories,” he continued.

Second Quarter 2016 Financial Results

Sales Revenue, Cost of Sales and Gross Loss from Devices and Disposables: Sales revenue from the sale of LuViva devices and disposables for the six months ended June 30, 2016, was $391,000, a 71% increase compared to the same period in 2015. Related costs of sales and net realizable value expenses for the six months ended June 30, 2016 were approximately, $101,000, which resulted in a gross profit of approximately $290,000. The increase in the first six months of 2016 as compared to the first six months of 2015 was related to additional sales of disposables with the Company’s primary distributor, which carry a higher profit margin than device sales.

Research and Development Expenses: Research and development expenses decreased to approximately $438,000 or the six months ended June 30, 2016, compared to $677,000 for the same period in 2015. The decrease, of approximately $239,000, or 35.0%, is primarily due to a decrease in payroll expenses.

Sales and Marketing Expenses: Sales and marketing expenses were approximately $203,000 during the six months ended June 30, 2016, compared to $355,000 for the same period in 2015. The decrease, of approximately $152,000, or 43.0%, was primarily due to the Company-wide expense reduction and cost\savings efforts.

General and Administrative Expenses: General and administrative expenses decreased to approximately $1,677,000 during the six months ended June 30, 2016, compared to approximately $1,982,000 for the same period in 2015. The decrease of approximately $305,000, or 15.0%, was primarily related to lower compensation and option expenses incurred during the same period.

Other Income: Other income for the six months ended June 30, 2016, was approximately $44,000, compared to other income of approximately $290,000 for the six months ended June 30, 2015. The decrease of approximately $246,000, or 85.0%, was primarily due to $230,000 of accounts payable that were written off and $50,000 of income recorded for a license agreement.

Interest Expense: Interest expense increased to approximately $1,371,000 for the six months ended June 30, 2016, as compared to approximately $815,000 for the same period in 2015. The increase of approximately $556,000, or 68.0%, was primarily due to amortization of debt discount, debt issuance costs and penalty on event default of convertible loan that were higher than the same period in 2015.

Fair Value of Warrants Expense: Fair value of warrants expense recovery was approximately $1,606,000 for the six months ended June 30, 2016, as compared to approximately $648,000 for the same period in 2015.

Net loss was approximately $1,749,000 during the six months ended June 30, 2016, compared to a net loss of $2,951,000 for the same period in 2015. The decrease in the net loss of $1,202,000, or 41.0%, was for the reasons outlined above.

As of June 30, 2016, the Company’s cash position was $22,000, as compared to approximately $35,000 at December 31, 2015. Net inventory on hand at the end of the second quarter 2016, was approximately $1.2 million. The Company continues to manage cash and liquidity with austerity.

About Guided Therapeutics

Guided Therapeutics, Inc. (OTCQB: GTHP) is the maker of a rapid and painless testing platform based on its patented biophotonic technology that utilizes light for the early detection of disease at the cellular level. The Company’s first product is the LuViva® Advanced Cervical Scan, a non-invasive device used to detect cervical disease instantly and at the point of care. In a multi-center clinical trial with women at risk for cervical disease, the technology was able to detect cervical cancer up to two years earlier than conventional modalities, according to published reports. For more information, visit: www.guidedinc.com.

The Guided Therapeutics LuViva® Advanced Cervical Scan is an investigational device and is limited by federal law to investigational use in the U.S. LuViva, the wave logo and "Early detection, better outcomes" are registered trademarks owned by Guided Therapeutics, Inc.

Forward-Looking Statements Disclaimer: A number of the matters and subject areas discussed in this news release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from Guided Therapeutics’ actual future experience involving any of or more of such matters and subject areas. Such risks and uncertainties include those related to the early stage of commercialization of products, the uncertainty of market acceptance of products, the uncertainty of development or effectiveness of distribution channels, the intense competition in the medical device industry, the sufficiency of capital raised in prior financings and the ability to realize their expected benefits, the uncertainty of future capital to develop products or continue as a going concern, the uncertainty of regulatory approval of products, and the dependence on licensed intellectual property, as well as those that are more fully described from time to time under the heading “Risk Factors” in Guided Therapeutics’ reports filed with the SEC, including Guided Therapeutics’ Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and subsequent filings.

GUIDED THERAPEUTICS INC. AND SUBSIDIARY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited, In Thousands)

	FOR THE THREE MONTHS ENDED JUNE 30,		FOR THE SIX MONTHS ENDED JUNE 30,

	2016	2015	2016	2015
REVENUE:
Sales – devices and disposables	$129	$103	$391	$229
Cost of goods sold	33	207	101	314
Gross profit (loss)	96	(104)	290	(85)

OPERATING EXPENSES:
Research and development	148	305	438	677
Sales and marketing	86	183	203	355
General and administrative	760	1,019	1,677	1,982
Total operating expenses	994	1,507	2,318	3,014

Operating loss	(898)	(1,601)	(2,028)	(3,074)

OTHER INCOME (EXPENSES):
Other income	21	284	44	290
Interest expense	(1,213)	(323)	(1,371)	(815)
Change in fair value of warrants	211	(66)	1,606	648
Total other income (expenses)	(981)	(105)	279	123

LOSS FROM OPERATIONS	(1,879)	(1,706)	(1,749)	(2,951)

PROVISION FOR INCOME TAXES	—	—	—	—

NET LOSS	$(1,879)	$(1,706)	$(1,749)	$(2,951)
PREFERRED STOCK DIVIDENDS	(292)	(1,295)	(762)	(1,326)
NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(2,171)	$(3,001)	$(2,511)	$(4,277)

NET LOSS PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS
BASIC	$(0.07)	$(0.03)	$(0.14)	$(0.04)
DILUTED	$(0.07)	$(0.03)	$(0.14)	$(0.04)

WEIGHTED AVERAGE SHARES OUTSTANDING
BASIC	32,666	107,256	17,875	102,326
DILUTED	32,666	107,256	17,875	102,326

The notes are an integral part of these condensed consolidated financial statements.

Selected Financial Information

(In thousands)	March 31, 2016	December 31, 2015
Cash & Cash Equivalents	$22	$35
Inventory, net of reserve	1,238	1,119
Total Assets	2,313	2,563
Total Liabilities	9,449	8,125
Working Capital Deficit	(7,398)	(2,956)
Accumulated Deficit	(125,074)	(122,563)
Stockholders’ Equity Deficit	(7,136)	(5,562)